EX-10.45

                            WAREHOUSE LEASE AGREEMENT

This Warehouse Lease Agreement ("Agreement") was made and entered into on October 1, 1993 by and between Nu Skin International, Inc. ("Lessee") a Utah Corporation with a principal place of business at 75 West Center Street, Provo, Utah 84601 and Aspen Investments, Ltd. ("Lessor") a Utah Limited Partnership with a place of business at 75 West Center, Provo, Utah 84601.

In consideration of the mutual covenants contained in this triple net lease Agreement, the parties agree as follows:

1. Description of Premises: Lessor hereby leases to Lessee that part of the premises located at 1085 South 250 East, Provo Utah, otherwise known as the Annex (or old Wicat building) and more particularly described as:

        The Lessors building and ground 160 feet East and West by 300 feet North and South, located at 1085 South 250 East, Provo, Utah, together with the use with Lessor of a 200 foot by 140 foot asphalt parking lot located at the corner of 1000 South 350 East, containing approximately 100 parking spaces.

        And as set forth on Exhibit A (hereinafter referred to as the "Leased Premises") attached hereto and incorporated herein by this reference for the term and at the rental provided for in this Agreement.

2. Rental: In consideration of the lease of the Leased Premises, Lessee shall pay Lessor a monthly rental of Seven Thousand Seven Hundred and no/100 Dollars ($7,700.00) beginning on October 1, 1993 with succeeding payments due on the first day of each month during the term of this Agreement plus other charges as hereinafter set forth.

3. Term: This Agreement shall have a term of five (5) years commencing on October 1, 1993 and shall renew automatically for like terms unless otherwise terminated pursuant to this Agreement.

4.      Use of Leased Premises:

        4.1 The Leased Premises shall be used and occupied for the storage of property and for whatever lawful business activities Lessee deems necessary.

        4.2 Lessee shall not store any items that Lessee possesses illegally or items that are unlawful to be possessed. Lessee shall not store any flammable, explosive, or dangerous material or illegal drugs in the Leased Premises.

5. Access To Leased Premises by Lessor: Lessee shall, for the purpose of storage or removal of any merchandise, goods, or other property in the Leased Premises, be permitted easy and convenient passage at any and all times, through any part of the abutting premises occupied or controlled by Lessor.
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6.      Facilities of Lessor:

        6.1 For the convenient moving of merchandise, goods, and other property to or from the Leased Premises, Lessee may use, at no extra cost, pulleys, scales or any other fixture or appliances located in the Leased Premises.

        6.2 Lessee may place any marks, signs, or other evidences of possession in or on the Leased Premises or on the merchandise or goods stored in the Leased Premises that Lessee may deem necessary or desirable.

7. Entry in Leased Premises by Lessor: Lessor reserves the right to enter the Leased Premises at any time to inspect the Leased Premises, perform required maintenance and repairs, or make additions, alterations, or modifications to any part of Leased Premises, and Lessee shall permit Lessor to do so. Lessor may erect scaffolding, fences, and similar structures, post relevant notices, and place movable equipment in connection with making alterations, additions, or repairs, all without incurring liability to Lessee for disturbance of quiet enjoyment of the Leased Premises, or loss of use of the Leased Premises.

8. Repairs and Maintenance: Lessee shall maintain the Leases Premises and keep such Leased Premises in good repair at Lessee's expense. Lessee shall maintain and repair windows, doors, skylights, adjacent sidewalks, the building front, and interior walls.

9.      Utilities:

        9.1 Lessee shall contract for all utility services required on the Leased Premises in the name of Lessee and shall be liable for payment for all services received. Lessor shall arrange and grant all necessary easements to utility service suppliers to facilitate installation, maintenance, and repairing of utility services required by Lessee.

        9.2 Toilet and washroom facilities for the use of the Lessee and employees of Lessee are designated to be used in common with Lessor and shall be maintained by lessee.

10. Insurance: Lessee shall, during the term of this Agreement and any other period of occupancy of the Leased Premises, at Lessees's sole expense, maintain a reasonable amount of insurance on the Leased Premises and its property stored therein.

11. Taxes and Other Charges: Lessee shall pay and discharge when due, as part of the rental of the Leased Premises all property, state, municipal, and local taxes assessments, levies and other charges, general and special, ordinary and extraordinary, of whatever name, nature, and kind that are or may be during the term of this Agreement or any renewal, beginning with 1994, levied assessed, imposed, or charged on the land or the Leased Premises, or on improvements now on or after the date of this Agreement to be built or made on the Leased Premises.

12. Termination of Lease: Either party may terminate this Agreement for any reason upon 30 days prior written notice to the other.

13. Entire Agreement: This Agreement shall constitute the entire agreement between the parties. Any prior understanding or representation preceding the date of this Agreement shall not be binding on either party except to the extent incorporated in this Agreement.
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14.     Governing law. The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the substantive and procedural laws of the State of Utah. Each party expressly submits and consents to exclusive personal jurisdiction and venue in the courts of Utah County, State of Utah or in any Federal District Court in Utah.

15. Alternative Dispute Resolution (ADR): In the event of a dispute between the parties arising out of or related to this Agreement the parties shall set up an initial negotiation meeting to negotiate, in good faith, a settle the dispute. If, within thirty (30) days after such meeting, the parties have not succeeded in settling the dispute, they shall submit the dispute to mediation in accordance with the procedures of a mutually acceptable neutral ADR provider not affiliated with either party. If the parties are not successful in settling the dispute within thirty (30) days after the mediation session, then the dispute shall be submitted to binding arbitration under a mutually agreed to organization not affiliated with either party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

NU SKIN INTERNATIONAL, INC.

By:   /s/Michael D. Smith
Name: Michael D. Smith
Its:  General Counsel

ASPEN INVESTMENTS, Ltd.

By:  /s/Keith Halls
Name:Keith Halls
For: Nu Skin International, Inc., The General Partner of Aspen Investments, Ltd.
Its: Vice President